EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 19, 2017 with respect to the statements of condition including the related portfolios of All Cap Core Strategy 2017-3; Large Cap Core Strategy 2017-3; Mid Cap Core Strategy 2017-3; Small Cap Core Strategy 2017-3; S&P PowerPicks Portfolio 2017-3; Dividend Income Leaders Strategy Portfolio 2017-3 and Large Cap Value Strategy 2017-3 (included in Invesco Unit Trusts, Series 1781) as of June 19, 2017 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-218269) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 19, 2017